August 2014 Pricing Sheet dated August 29, 2014 relating to Preliminary Terms No. 1,532 dated July 31, 2014 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Trigger PLUS due August 31, 2017
Based on the Performance of the iShares® U.S. Real Estate ETF
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
PRICING TERMS – AUGUST 29, 2014
Issuer:	Morgan Stanley
Maturity date:	August 31, 2017
Valuation date:	August 28, 2017, subject to postponement for non-trading days and certain market disruption events
Underlying shares:	Shares of the iShares® U.S. Real Estate ETF (the “Fund”)
Aggregate principal amount:	$12,212,250
Payment at maturity:
If the final share price is greater than the initial share price:
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price but is greater than the trigger level:
$10
If the final share price is less than or equal to the trigger level:
$10 × share performance factor
Under these circumstances, the payment at maturity will be less than the stated principal amount of $10, and will represent a loss of at least 15%, and possibly all, of your investment.

Leveraged upside payment:	$10 x leverage factor x share percent increase
Leverage factor:	200%
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$74.20, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Maximum payment at maturity:	$15.65 per Trigger PLUS (156.50% of the stated principal amount)
Trigger level:	$63.07, which is 85% of the initial share price
Stated principal amount / Issue price:	$10 per Trigger PLUS
Pricing date:	August 29, 2014
Original issue date:	September 4, 2014 (3 business days after the pricing date)
CUSIP / ISIN:	61758S237 / US61758S2370
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:	$9.368 per Trigger PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public(1)	Agent’s commissions(2)	Proceeds to issuer(3)
Per Trigger PLUS	$10.00	$0.30	$9.70
Total	$12,212,250	$366,367.50	$11,845,882.50
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Trigger PLUS purchased by that investor.  The lowest price payable by an investor is $9.90 per Trigger PLUS.  Please see “Syndicate Information” in the accompanying preliminary terms for further details.

(2)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each Trigger PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(3)   See “Use of proceeds and hedging” in the accompanying preliminary terms.
The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary terms describing the offering and the related product supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 1,532 dated July 31, 2014
Product Supplement for PLUS dated August 17, 2012         Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.